CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC of our reports dated May 26, 2022, relating to the financial statements and financial highlights of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC and Grosvenor Registered Multi-Strategy Master Fund, LLC, which appears in Grosvenor Registered Multi-Strategy Fund (TI 1), LLC’s Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Independent Registered Public Accounting Firm and Legal Counsel”, “Financial Highlights”, “Financial Statements and Exhibits”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 29, 2022